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Exhibit 3.2


                          CERTIFICATE OF DESIGNATION
                                      OF
                  8.00% CUMULATIVE REDEEMABLE PREFERRED UNITS
                                      OF
                          SIMON PROPERTY GROUP, L.P.



          WHEREAS, Simon Property Group, L.P. (the "Operating Partnership") has agreed to designate a series of preferred units having the powers, preferences and relative, participating, optional or other special rights set forth herein and to issue the units so designated solely as partial consideration for the NED Portfolio Properties as defined in certain contribution agreements with respect to properties the sale of which was arranged by NED Management Limited Partnership and WellsPark Management LLC and, under certain circumstances, as partial consideration for Pheasant Lane Mall in Nashua New Hampshire and Cambridgeside Galleria in Cambridge, Massachusetts pursuant to contribution agreements with respect to those properties (the contribution agreements for the NED Portfolio Properties. Pheasant Lane Mall and Cambridgeside Galleria are referred to herein as the "Contribution Agreements"); and

          WHEREAS, the designation of the preferred units of the Operating Partnership hereby is permitted by the terms of the Seventh Amended and Restated Limited Partnership Agreement of the Operating Partnership (the "Partnership Agreement");

          WHEREAS, Simon Property Group, Inc. (the "Corporation"), the managing general partner of the Operating Partnership (in such capacity, the "Managing General Partner"), has determined that it is in the best interest of the Operating Partnership to designate a new series of preferred units of the Operating Partnership;

          NOW THEREFORE, the Managing General Partner hereby designates a series of preferred units and fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such preferred units, as follows:

          SECTION 1. Designation and Number. The units of such series shall be designated "8.00% Cumulative Redeemable Preferred Units" (the "8.00% Cumulative Redeemable Preferred Units"). The authorized number of 8.00% Cumulative Redeemable Preferred Units shall be 1,500,000 but such 8.00% Cumulative Redeemable Preferred Units shall only be issuable as consideration pursuant to the Contribution Agreements. Subject to Sections 5 and 6 hereof, each 8.00% Cumulative Redeemable Preferred Unit shall be paired with one (1) 7.00% Cumulative Convertible Preferred Unit of the Operating Partnership ("7.00% Cumulative Convertible Preferred Unit") or one (1) Common Unit into which such 7.00% Cumulative Convertible Preferred Unit is converted and such paired units shall be subject to the transfer restrictions set forth in Section 9 hereof (as such, "Paired Units"); provided that in the event of (i) the redemption by the Operating Partnership of the 8.00% Cumulative Redeemable Preferred Units for Common Units; (ii) the conversion of 8.00% Cumulative Redeemable Preferred Units into 8.00% Cumulative Redeemable Preferred Stock (as defined below) as permitted under Section 6 herein or (iii) the repurchase of 8.00% Cumulative Redeemable Preferred Units payable in Paired Shares as permitted under Section 7 herein, then in each such case, the 7.00% Cumulative Convertible Preferred Units shall cease to be paired with such Common Units issuable upon such redemption, such 8.00% Cumulative Redeemable Preferred Stock issuable upon such conversion, or such Paired Shares issuable upon repurchase, as the case may be, and the provisions of Section 9(b) hereof shall no longer apply to 8.00% Cumulative Redeemable Preferred Units which had been paired with the 8.00% Cumulative Redeemable Preferred Stock which were so redeemed or converted.

          SECTION 2. Ranking. The 8.00% Cumulative Redeemable Preferred Units shall, with respect to the payment of distributions pursuant to Section
6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership, rank: (i) senior to the holders of Partnership Units of the Operating Partnership (the "Common Units") and any other equity securities of the Operating Partnership which by their terms rank junior to the 8.00% Cumulative Redeemable Preferred Units as to distributions pursuant to Section 6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership (such Common Units and such other equity securities, collectively, the "Junior Units"), (ii) pari passu with any other preferred units which are not by their terms junior or, subject to Section 11 hereof, senior to the 8.00% Cumulative Redeemable Preferred Units as to distributions pursuant to Section 6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership, and in all respects shall rank pari passu with the 6.50% Series A Convertible Preferred Units, Series B Convertible Preferred Units, 8-3/4% Series B Cumulative Redeemable Preferred Units, 7.89% Series C Cumulative Step-Up Premium Rate Preferred Units and 7.00% Cumulative Convertible Preferred Units, which are the only preferred units of the Operating Partnership authorized as of the date hereof ("Parity Units") and
(iii) subject to Section 11 hereof, junior to any other preferred units which by their terms are senior to the 8.00% Cumulative Redeemable Preferred Units as to distributions pursuant to Section 6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership ("Senior Units").

          SECTION 3. Distributions. (a) Distributions on the 8.00% Cumulative Redeemable Preferred Units are cumulative from the date of issuance and are payable quarterly on or about the last day of March, June, September and December of each year in an amount in cash equal to 7.00% of the Liquidation Preference (as defined herein) per annum.

          (b) Distributions on the 8.00% Cumulative Redeemable Preferred Units, without any additional return on unpaid distributions, will accrue, whether or not the Operating Partnership has earnings, whether or not there are funds legally available for the payment of such distribution and whether or not such distributions are declared or paid when due. All such distributions accumulate from the first date of issuance of any such 8.00% Cumulative Redeemable Preferred Units. Distributions on the 8.00% Cumulative Redeemable Preferred Units shall cease to accumulate on such units on the date of their earlier conversion or redemption.

          (c) In allocating items of income, gain, loss and deductions which could have an effect upon the determination of the federal income tax liability of any holder of the 8.00% Cumulative Redeemable Preferred Unit, except as otherwise required by Section 704(c) of the Internal Revenue Code of 1986, as amended, or any other applicable provisions thereof, the Operating Partnership shall allocate each such item proportionately, based on the distributive share of profits or losses, as the case may be, of the Operating Partnership allocated to holders of the 8.00% Cumulative Redeemable Preferred Units as compared to the total of the distributive shares of such profits and losses, as the case may be, allocated to all partners of the Operating Partnership.

          (d) If any 8.00% Cumulative Redeemable Preferred Units are outstanding, then, except as provided in the following sentence, no distributions shall be declared or paid or set apart for payment on any Parity Units or Junior Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the 8.00% Cumulative Redeemable Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the 8.00% Cumulative Redeemable Preferred Units and any Parity Units, all distributions declared upon the 8.00% Cumulative Redeemable Preferred Units and any other Parity Units shall be declared pro rata so that the amount of distributions declared the 8.00% Cumulative Redeemable Preferred Unit and such other Parity Units shall in all cases bear to each other the same ratio that accrued distributions per 8.00% Cumulative Redeemable Preferred Unit and such other series of Parity Units bear to each other.

          (e) Except as provided in subparagraph (d) above, unless full cumulative distributions on the 8.00% Cumulative Redeemable Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Junior Units) shall be declared, set aside for payment or paid and no other distribution shall be declared or made upon any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Operating Partnership (except by conversion into or exchange for Junior Units).

          SECTION 4. Liquidation Preference. (a) Each 8.00% Cumulative Redeemable Preferred Unit shall be entitled to a liquidation preference of $30.00 per 8.00% Cumulative Redeemable Preferred Unit ("Liquidation Preference").

          (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership pursuant to Article VIII of the Partnership Agreement, the holders of 8.00% Cumulative Redeemable Preferred Units then outstanding shall be entitled to be paid out of the assets of the Operating Partnership available for distribution, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Units, but before any payment shall be made to the holders of Junior Units, an amount equal to the aggregate Liquidation Preference of the 8.00% Cumulative Redeemable Preferred Units held by such holder, plus an amount equal to accrued and unpaid distributions thereon, if any. If upon any such liquidation, dissolution or winding up of the Operating Partnership the remaining assets of the Operating Partnership available for the distribution after payment in full of amounts required to be paid or distributed to holders of Senior Units shall be insufficient to pay the holders of the 8.00% Cumulative Redeemable Preferred Units the full amount to which they shall be entitled, the holders of the 8.00% Cumulative Redeemable Preferred Units, and the holders of any series of Parity Units, shall share ratably with other holders of Parity Units in any distribution of the remaining assets and funds of the Operating Partnership in proportion to the respective amounts which would otherwise be payable in respect to the Parity Units held by each of the said holders upon such distribution if all amounts payable on or with respect to said Parity Units were paid in full. After payment in full of the Liquidation Preference and accumulated and unpaid distributions to which they are entitled, the holders of 8.00% Cumulative Redeemable Preferred Units shall not be entitled to any further participation in any distribution of the assets of the Operating Partnership.

          SECTION 5.     Redemption.    (a)  General.  The 8.00% Cumulative
Redeemable Preferred Units are not redeemable, except as permitted under Sections 6 and 7 herein, prior to August 27, 2009.

          (b) Optional Redemption. (i) On and after August 27, 2009, the Operating Partnership may, at its option, at any time, redeem the 8.00% Cumulative Redeemable Preferred Units, in whole or in part, at the Liquidation Preference, plus accrued and unpaid distributions thereon, if any, to and including the date of redemption (the "Redemption Price"). The Redemption Price (other than the portion thereof consisting of accrued and unpaid distributions, which shall be payable in cash) is payable, at the option of the Operating Partnership, in any combination of (i) new preferred unit ("New Preferred Units") of the Operating Partnership having substantially the same terms as the 8.00% Cumulative Redeemable Preferred Units with a distribution coupon to be reset based on the then market rates (such rate to be determined in good faith by the Managing General Partner), or (ii) in Common Units at the Deemed Partnership Unit Value as of the Redemption Date (as defined below), of the Common Units to be issued.

          (ii) Provided that no later than the Redemption Date the Operating Partnership shall have (A) set apart the funds necessary to pay the accrued and unpaid distribution on all the 8.00% Cumulative Redeemable Preferred Units then called for redemption and (B) reserved for issuance a sufficient number of authorized Common Units and/or New Preferred Units, the Operating Partnership may give the holders of the 8.00% Cumulative Redeemable Preferred Units written notice ("Redemption Notice") of a redemption pursuant to Section 5(b) (a "Redemption") not more than 70 nor less than 40 calendar days prior to the date fixed for redemption (the "Redemption Date") at the address of such holders on the books of the Operating Partnership (provided that failure to give such notice or any defect therein shall not affect the validity of the proceeding for a Redemption except as to the holder to whom the Operating Partnership has failed to give such notice or whose notice was defective). The 8.00% Cumulative Redeemable Preferred Units for which the Redemption Price has been paid shall no longer be deemed outstanding from and after the date of payment and all rights with respect to such units shall forthwith cease and terminate. In case fewer than all of the outstanding 8.00% Cumulative Redeemable Preferred Units are called for redemption, such units shall be redeemed pro rata, as nearly as practicable, among all holders of 8.00% Cumulative Redeemable Preferred Units, provided that, if within 20 business days of the Redemption Notice the Contributor Representative (as such term is defined in the Tax Protection Agreement entered into on or prior to the date hereof between Operating Partnership and certain other parties (the "Tax Protection Agreement")) notifies the Operating Partnership of an alternative allocation ("Allocation Notice"), then the redemption of the 7.00% Cumulative Preferred Units shall be allocated in accordance with such Allocation Notice. On or before the Redemption Date, a holder of 8.00% Cumulative Redeemable Preferred Units shall have the conversion right set forth in Section 6 hereof notwithstanding anything in this Section 5 to the contrary.

          SECTION 6.     Conversion.    (a)  Each 8.00% Cumulative Redeemable
Preferred Unit shall be convertible at the option of the holder, at any time on and after August 27, 2004, upon no less than 15 business days prior written notice to the Corporation and the Operating Partnership, in whole or in part, unless previously redeemed, pursuant to Section 6(b) below.

          (b) Each 8.00% Cumulative Redeemable Preferred Unit that the holder elects to convert will be redeemed for shares of 8.00% Cumulative Redeemable Preferred Stock of the Corporation having an aggregate liquidation preference equal to the Liquidation Preference of the 8.00% Cumulative Redeemable Preferred Units that the holder elects to convert, such preferred stock of the Corporation to have the rights and preferences set forth on Annex I hereto ("Corporation 8.00% Cumulative Redeemable Preferred Stock").

          (c) No fractional Conversion Units or scrip representing fractions of Conversion Units shall be issued upon conversion of a 8.00% Cumulative Redeemable Preferred Unit. If a fractional Conversion Unit is otherwise deliverable to a converting holder upon a conversion of 8.00% Cumulative Redeemable Preferred Units, the Operating Partnership shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fractional interest, calculated to the nearest 1/1000th of a unit, to be computed using the current market price of a Paired Share on the date of conversion, in the case of a conversion into Common Units.

          SECTION 7.     Put Right.     (a) In the event of (i) the death of an
Actual Taxpayer (as defined in the Tax Protection Agreement) holding directly or indirectly 8.00% Cumulative Redeemable Preferred Units, (ii) in the case of 8.00% Cumulative Redeemable Preferred Units held directly or indirectly by an Actual Taxpayer in trust, the death of the person designated from time to time by the trustee(s) of such trust, or (iii) a Tax Triggering Event with respect to an Actual Taxpayer holding directly or indirectly 8.00% Cumulative Redeemable Preferred Units, then in any such event such holder or the subsequent holder or holders, as the case may be, of such 8.00% Cumulative Redeemable Preferred Units may require the Operating Partnership to repurchase such 8.00% Cumulative Redeemable Preferred Units, in accordance with Section 7(b) below, at a price of $30.00 per 8.00% Cumulative Redeemable Preferred Unit, plus distributions accrued and unpaid to the repurchase date (such sum, the "Repurchase Price"). As used in this Section 7(a), "Tax Triggering Event" means, with respect to any Actual Taxpayer holding directly or indirectly 8.00% Cumulative Redeemable Preferred Units, any transaction by the Operating Partnership (x) involving the Contributed Property and (y) constituting a Taxable Sale. The terms Contributed Property and Taxable Sale shall have the meanings specified in the Tax Protection Agreement. The term "Repurchase Date" shall mean the date on which the first payment (in cash or Paired Shares) is made as described in Section 7(b) below.

          (b) The aggregate Repurchase Price shall be paid within one year after the exercise of the right described in Section 7(a) above, at the option of the Operating Partnership, (i) in cash, or (ii) in fully registered Paired Shares valued at the Current Per Share Market Price for such Paired Shares as of the date such shares are to be issued hereunder, except that the portion of the aggregate Repurchase Price consisting of accrued and unpaid distributions shall be paid in full in cash when such distributions are paid with respect to other 8.00% Cumulative Redeemable Preferred Units, but in no event later than the time of the first cash payment provided in this Section 7(b) or the issuance of such Paired Shares, as the case may be. If the Operating Partnership elects to pay for the 8.00% Cumulative Redeemable Preferred Units in cash, the aggregate Repurchase Price shall be paid, at the option of the Operating Partnership, either (x) in full on or before such date which is one year after the exercise of the right described in Section 7(a) above or (y) in four (4) equal annual installments commencing not later than one year after the exercise of the right described in Section 7(a) above, with interest accruing on unpaid amounts from the date of exercise of the right described in Section 7(a) above at the rate of 8% per annum.

          SECTION 8. No Right to Certain Distributions. Any holder of 8.00% Cumulative Redeemable Preferred Units whose units are redeemed pursuant to Section 5 hereto, converted pursuant to Section 6 hereto or caused to be repurchased pursuant to Section 7 hereto, prior to being entitled to received any cash or other securities upon the occurrence of any such event, will be required to execute and deliver to the Operating Partnership and the Corporation a Distribution Return Agreement substantially in the form of Annex II hereto.

          SECTION 9. Restrictions on Transfer, Redemption, Conversion or Put; Stapled Security. (a) The Paired Units shall be subject to the restrictions on transfer set forth in Sections 9.3 and 9.5 of the Partnership Agreement as if such units were "Partnership Units" thereunder. Any transfer or attempted transfer in violation of the provisions of this Section 9(a) shall be null and void.

          (b) Notwithstanding anything in this Certificate of Designation to the contrary, Paired Units shall only be transferred to a transferee, caused to be redeemed pursuant to Section 5, converted pursuant to Section 6 or caused to be repurchased pursuant to Section 7 as a Paired Unit, if any such units are otherwise required to be paired under this Certificate of Designation. Any such transfer, redemption or repurchase or attempted transfer, redemption or repurchase of 8.00% Cumulative Redeemable Preferred Units in violation of the provisions of this Section 9(b) shall be null and void.

          SECTION 10. Status of Converted or Redeemed 8.00% Cumulative Redeemable Preferred Units. Upon any conversion or any redemption, repurchase or other acquisition by the Operating Partnership of 8.00% Cumulative Redeemable Preferred Units, the 8.00% Cumulative Redeemable Preferred Units so converted, redeemed, repurchased or acquired shall be retired and canceled.

          SECTION 11. Voting. (a) The Operating Partnership shall not, without the affirmative consent or approval of the holders of at least a majority of the 8.00% Cumulative Redeemable Preferred Units then outstanding, voting separately as a class, (i) authorize any Senior Units; (ii) amend, alter or modify any of the provisions of this Certificate of Designation so as to adversely affect the holders of 8.00% Cumulative Redeemable Preferred Units; or
(iii) issue to any holder of Common Units any Parity Units by way of exchange, distribution or similar transaction in respect of such Common Units, unless such exchange, distribution or similar transaction is for fair value (as determined in good faith by the Managing General Partner).

          (b) The Corporation shall not, without the affirmative consent or approval of the holders of at least a majority in Liquidation Preference of the 8.00% Cumulative Redeemable Preferred Units and Corporation 8.00% Cumulative Redeemable Preferred Stock then outstanding, voting together as a single class,
(i) authorize any Senior Preferred Stock (as defined in Annex I hereto); or
(ii) amend, alter or modify any of the provisions of the Certificate of Designation of the Corporation 8.00% Cumulative Redeemable Preferred Stock so as to adversely affect the holders thereof.

          SECTION 12. Registration Rights for Corporation 8.00% Cumulative Redeemable Preferred Stock. The Corporation 8.00% Cumulative Redeemable Preferred Stock issued to any holder of 8.00% Cumulative Redeemable Preferred Units pursuant to Section 6 hereof shall be deemed "Registrable Securities" for purposes of Section 9.6 of the Partnership Agreement, subject to the limitations and qualifications contained in Section 9.6 of the Partnership Agreement unless the holder of such 8.00% Cumulative Redeemable Preferred Units is party to a registration rights agreement pursuant to Section 5.06 of the Portfolio Agreement, in which case such holder exclusively shall have the rights set forth therein.

          SECTION 13. Issuance of Paired SRC Limited Partnership Units. If any Common Units are to be issued to a holder of a 8.00% Cumulative Redeemable Preferred Unit in connection with the redemption of such 8.00% Cumulative Redeemable Preferred Unit as provided herein, the Operating Partnership shall distribute to the holder of such 8.00% Cumulative Redeemable Preferred Unit so converted, for no additional consideration, a number of SRC Limited Partnership Units (as defined in the Partnership Agreement) equal to the number of Common Units so issued; provided, however, that if the value of such SRC Limited Partnership Units, as determined by the Operating Partnership consistent with its prior valuation methodology used to value SRC Limited Partnership Units, exceeds $.50 per Unit, then prior to the distribution of such SRC Limited Partnership Units, the Operating Partnership shall notify the Contributor Representative of its valuation of the SRC Limited Partnership Units. If the Contributor Representative believes that the distribution of such SRC Limited Partnership Units may be taxable to the converting holders under Section 731(a) of the Code it may request that the Operating Partnership offer to provide the converting Partners with the opportunity to enter into so-called "bottom-up" guarantees under terms and conditions set forth in Section 2(z) of the Tax Protection Agreement, mutatis mutandis. Remedy for a failure by the Operating Partnership to comply with such obligation to provide "bottom-up" guarantees shall be as set forth in Section 3 of the Tax Protection Agreement, mutatis mutandis. It shall be a condition to any distribution of SRC Limited Partnership Units to a holder that such holder agree in writing to become a limited partner under the SRC Partnership agreement.

          SECTION 14. Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

          "Closing Price" on any date shall mean the last sale price per share, regular way, of the Paired Shares or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Paired Shares in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Paired Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Paired Shares are listed or admitted to trading or, if the Paired Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the Paired Shares or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Paired Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Paired Shares selected from time to time by the Board of Directors of the Managing General Partner.

          "Current Per Share Market Price" on any date shall mean the average of the Closing Prices for the five consecutive Trading Days ending on such date.

          "Deemed Partnership Unit Value" as of any date shall mean (i) the Current Per Share Market Price as of the Trading Day immediately preceding such date, minus (ii) the SPG Realty Deemed Partnership Unit Value; provided, however, that in the event of a stock dividend, stock split, stock distribution or the like, the Deemed Partnership Unit Value shall be adjusted by the Managing General Partner to provide fair and equitable arrangements, to the extent necessary, to fully adjust and avoid any dilution in the rights of the holders of the 7.00% Cumulative Convertible Preferred Units.

          "Entity" shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association.

          "Limited Partners" shall mean those Persons whose names are set forth on Exhibit A to the Partnership Agreement as Limited Partners, their permitted successors or assigns as limited partners hereof, and/or any Person who, at the time of reference thereto, is a limited partner of the Operating Partnership.

          "Managing General Partner" shall mean Simon Property Group, Inc., a Delaware corporation.

          "Non-Managing General Partners" shall mean, collectively, SD Property Group, Inc. and SPG Properties, Inc.

          "Paired Share" shall mean one Share and one Trust Interest.

          "Partners" shall mean the Managing General Partner, the Non-Managing General Partners and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Operating Partnership at the time of reference thereto.

          "Partnership Units" shall mean the interest in the Operating Partnership of any Partner which entitles a Partner to the allocations (and each item thereof) specified in the Partnership Agreement and all distributions from the Operating Partnership, and its rights of management, consent, approval, or participation, if any, as provided in the Partnership Agreement. Partnership Units do not include Preferred Units. Each Partner's percentage ownership interest in the Operating Partnership shall be determined by dividing the number of Partnership Units then owned by each Partner by the total number of Partnership Units then outstanding.

          "Person" shall mean any individual or Entity.

          "Shares" shall mean the shares of common stock, par value $0.0001 per share, of the Corporation.

          "SPG Managing General Partner" shall mean SPG Realty Consultants,
Inc.

          "SPG Realty" shall mean SPG Realty Consultants, Inc.

          "SPG Realty Deemed Partnership Unit Value" with respect to a particular Trust Interest as of any date shall mean the value of the SPG Shares underlying such Trust Interest, which shall be an amount equal to the greater of (i) the aggregate par value of the SPG Share underlying the Trust Interest and (ii) the amount determined in good faith by the Board of Directors of the SPG Managing General Partner to represent the fair market net asset value of the SPG Share underlying the Trust Interest.

          "SPG Shares" shall mean the Common Stock, par value $.01 per share of the SPG Managing General Partner.

          "Trading Day" shall mean a day on which the principal national securities exchange on which the Paired Shares are listed or admitted to trading is open for the transaction of business or, if the Paired Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Trust" shall mean the trust owning all of the outstanding shares of Common Stock, par value $0.0001 per share, of SPG Realty subject to a trust agreement among certain stockholders of the Corporation, a trustee and the SPG Realty pursuant to which all holders of Shares are beneficiaries of such Trust.

          "Trust Interest" shall mean a pro rata beneficial interest in the Trust.



          IN WITNESS WHEREOF, the Managing General Partner has caused this Certificate to be signed by James M. Barkley, its Secretary, this 27th day of August, 1999.



                              By:     /s/ James M. Barkley
                                   Name:     James M. Barkley
                                   Title:    Secretary

                         DISTRIBUTION RETURN AGREEMENT

                                                      Date:  __________________



Simon Property Group, L.P.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204



Dear Sirs:

     The undersigned is a holder of 8.00% Cumulative Redeemable Preferred Units ("Preferred Units") of Simon Property Group, L.P., a Delaware limited liability (the "Operating Partnership"). On the date hereof, the undersigned has presented to the Operating Partnership _____________ (number) Preferred Units (the "Tendered Units") for (a) redemption (the "Redemption"); (b) conversion (the "Conversion") or (c) repurchase (the "Repurchase") pursuant to their terms. This letter agreement is being given in satisfaction of a condition to the Redemption, Conversion, or Repurchase, as applicable, of the Tendered Units.

     The undersigned hereby agrees with the Operating Partnership that, in the event the undersigned receives any payment or distribution with respect to Tendered Units after their Redemption, Conversion, or Repurchase, as applicable, other than a payment or distribution required to be made in connection therewith, the undersigned will promptly remit such payment or distribution back to the Operating Partnership.

     In furtherance of the foregoing, the undersigned further grants to the Operating Partnership the right to set off against any unpaid amount due to the Operating Partnership under this letter agreement any debt or other obligation of the Operating Partnership owing to the undersigned, including, without limitation, any dividend or other distribution payable to the undersigned by reason of its ownership of Preferred Units or any other securities of the Operating Partnership.



     This letter agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to conflicts of laws principles.

                              Very truly yours,




                              (Name of Holder of Preferred Units)



                              By:
                                 Name:
                                 Title:



AGREED:
SIMON PROPERTY GROUP, L.P.



By:
  Name:
  Title: